Exhibit 1

ASX Level 18, 275 Kent Street Sydney, NSW, 2000 Release 18 October 2022 WESTPAC CONFIRMS PRELIMINARY DISCUSSIONS WITH TYRO Westpac confirms it is in preliminary discussions with Tyro Payments Limited to acquire 100% of the company’s issued share capital. There is no certainty that any transaction will result. An acquisition would strengthen Westpac’s small business proposition, enabling it to better support customers and grow merchant acquiring, particularly in the hospitality and healthcare sectors. For further information: Hayden Cooper Andrew Bowden Group Head of Media Relations General Manager Investor Relations 0402 393 619 0438 284 863 This document has been authorised for release by Tim Hartin, Company Secretary.